UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 8, 2005

MAYTAG CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	1-655	42-0401785
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

403 West Fourth Street North

Newton, Iowa 50208

(Address of Principal Executive Offices) (Zip Code)

Telephone: (641) 792-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

On November 8, 2005, Maytag Corporation, a Delaware corporation (“Maytag”), entered into a five-year secured $600 million credit facility (the “Credit Agreement”), with the lenders party thereto (the “Lenders”), JPMorgan Chase Bank N.A., as Administrative Agent, Citicorp USA, Inc. and Wachovia Capital Finance Corporation (Central), as Co-Syndication Agents, and Wells Fargo Foothill, LLC and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents. Maytag’s obligations under the Credit Agreement are unconditionally guaranteed by several of its wholly-owned subsidiaries (together with Maytag, the “Loan Parties”). The Credit Agreement replaced a $300 million secured credit facility that was to expire on March 5, 2007. The Credit Agreement provides for a revolving credit commitment of up to $600 million (of which up to $150 million may be used for issuances of standby or commercial letters of credit and up to $35 million may be used for the making of swing loans by JPMorgan Chase Bank, N.A.). Maytag may from time to time increase the revolving credit commitment up to a maximum aggregate revolving credit commitment of $750 million. Borrowings under the credit facility are also subject to a borrowing base composed of percentage advance rates against the Loan Parties’ eligible accounts receivable and eligible inventory.

Loans outstanding under the credit facility bear interest, at Maytag’s election, either at the alternate base rate (the greater of the prime rate or the federal funds rate plus one half of one percent (0.50%)) or at the Eurodollar rate. Eurodollar rate loans carry an interest rate margin over LIBOR of either 1.375% per annum, if average availability is greater than or equal to $300,000,000, or 1.50% per annum. There is a commitment fee payable on the unused commitment of 0.375% per annum if average availability is greater than or equal to $300,000,000 or 0.250%. Availability is the amount by which the revolving credit commitment or the borrowing base (whichever is lower) exceeds the outstanding amount of revolving loans and letters of credit.

The terms of the Credit Agreement include various covenants, including a covenant that Maytag maintain a fixed charge coverage ratio of 1.1 to 1, which covenant only applies if average availability under the facility is less than $60,000,000. The Credit Agreement also includes customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness for borrowed money and bankruptcy-related defaults.

The Credit Agreement was supplemented by a Pledge and Security Agreement, dated November 8, 2005 (the “Security Agreement”), under which the Loan Parties granted a security interest in certain collateral to the Administrative Agent, for the benefit of the Lenders. The pledged collateral includes each Loan Party’s accounts receivable, chattel paper, documents, payment intangibles, instruments, inventory, letters of credit under which any Loan Party is the beneficiary, letter-of-credit rights and supporting obligations, deposit accounts and all proceeds of the foregoing.

Copies of the Credit Agreement and the Security Agreement are filed as an exhibit to this report as Exhibits 4.1 and 4.2 and are incorporated herein by reference. The descriptions above are summaries of the Credit Agreement and Security Agreement, and are qualified in their entirety by the complete text of the Credit Agreement and Security Agreement.

Item 1.02. Termination of a Material Definitive Agreement.

Also on November 8, 2005, upon entering into the Credit Agreement, Maytag terminated its $300 million secured credit facility dated March 5, 2004 (as amended, the “Prior Credit Agreement”), among Maytag, the lenders party thereto, and JPMorgan Chase Bank, N.A. (formerly known as Bank One, NA), as administrative agent. Maytag did not incur any early termination penalties in connection with the termination of the Prior Credit Agreement.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 8.01. Other Events.

On November 10, 2005, Maytag issued a press release announcing that it has entered into the Credit Agreement and terminated the Prior Credit Agreement.

Item 9.01. Financial Statements and Exhibits.

The exhibits accompanying this report are listed in the accompanying Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maytag Corporation

By:	/s/ George C. Moore
George C. Moore
Executive Vice President and
Chief Financial Officer

Dated: November 14, 2005

Exhibit Index

Exhibit No.	Description
Exhibit 4.1	Credit Agreement dated as of November 8, 2005 among Maytag Corporation, the Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Citicorp USA, Inc. and Wachovia Capital Finance Corporation (Central), as Co-Syndication Agents, and Wells Fargo Foothill, LLC and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Co-Documentation Agents.

Exhibit 4.2	Pledge and Security Agreement dated as of November 8, 2005, among Maytag Corporation, the other Grantors party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Exhibit 99.1	Press Release dated November 10, 2005.